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                                     EXHIBIT 10.1

                     EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT


    THIS EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT ("Agreement"), dated as of October 7, 1997 is entered into by and between NORTH AMERICAN SCIENTIFIC, INC., a Delaware corporation ("NASI"), and RADIOMED CORPORATION, a Delaware corporation ("RADIOMED"), with reference to the following facts:


    RECITALS:


    A. NASI is licensed under Nuclear Regulatory Commission ("NRC") regulations as a manufacturer of products containing radioactive isotopes and possesses capabilities for the manufacture, safe handling and distribution of such products; and

    B. RADIOMED possesses certain proprietary information involving the use of radioactive isotopes in medical products and the use of ion implantation for introducing radioactive isotopes into such products;

    C. NASI has made a $500,000 convertible loan to RADIOMED as of the date of this Agreement, which funds RADIOMED intends to utilize to create manufacturing capacity for the products described herein, including the purchase of ion implantation machines; and

    D    NASI wishes to become the exclusive North American manufacturer of products designed and specified by RADIOMED and/or its customers which utilize ion implantation in their manufacture and RADIOMED wishes to utilize NASI as the exclusive North American manufacturer of such products.


AGREEMENTS:

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    NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


1.  DEFINITIONS


    Unless the context in which used requires a different meaning or interpretation, the following words and phrases shall have the meanings set forth below:

    1.1 AFFILIATE. A Person or entity that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the designated party, but only for as long as such Control relationship exists.

    1.2 ANCILLARY PRODUCTS. Instruments, supplies and materials manufactured by or for RADIOMED that are designed or are suitable for use in connection with the use of the Product in the Field of Use, including (by way of example and not in limitation), drapes, wipes, catheters, needles, templates and the like.

    1.3 ANTICIPATED REQUIREMENTS. RADIOMED'S projected purchases of the Product as set forth in the forecasts provided by RADIOMED to NASI pursuant to
Section 4.6 of this Agreement.

    1.4 APPLICABLE REGULATORY REQUIREMENTS. Any statute, law, ordinance, rule, regulation, requirement, order or decree promulgated by (a) any federal, state or local government or any agency or instrumentality thereof having jurisdiction over the manufacture, shipment, handling, use, storage or disposal of medical devices or radioactive materials, and (b) any government, or any agency or instrumentality of the government, of any foreign country or a political subdivision of a foreign country into which the Product is shipped or in which the Product is sold.

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    1.5  COMMERCIAL SALES.  A sale of a RADIOMED Product to a Customer in the ordinary course of business (excluding sales of samples or for education and training purposes) after the Product is Commercially Available.

    1.6 COMMERCIALLY AVAILABLE. The existence of production capacity sufficient to satisfy RADIOMED's anticipated requirements for the Product during the first Sales Year.

    1.7 CONFIDENTIAL INFORMATION. All information of a confidential or proprietary nature disclosed by RADIOMED to NASI or by NASI to RADIOMED in connection with or pursuant to this Agreement. As used in this Agreement, "Confidential Information" shall not include any information or data disclosed to a party (the "Recipient") that (a) was in the Recipient's lawful possession prior to the Recipient's receipt of the same pursuant to this Agreement, (b) at the time of the disclosure is or thereafter becomes, through no act or failure to act on the part of the Recipient, known within the industry or part of the public domain, (c) was furnished to the Recipient by a Third Party without breaching any confidentiality or nondisclosure agreements to which such Third Party was subject, or (d) was independently developed by the Recipient without reference to or reliance upon such Confidential Information.

    1.8 CONTROL. With respect to any Person or group of Persons, possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise, including (a) in the case of a corporation, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors and, (b) in the case of any other business entity, ownership of more than fifty percent (50%) of the beneficial interest in capital or profits.

    1.9 COST. Direct labor, direct material, indirect labor and salaries reasonably allocated to Ion Implantation Processing, and overhead related to the cost of facilities, exclusive of wages and salaries, reasonably related to Ion Implantation Processing, including the cost of maintaining NRC and/or State licensure and safety regulations as they pertain to RADIOMED's

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products only, in each case in accordance with NASI's accounting policies consistently applied and generally accepted accounting principles.

    1.10 CUSTOMER. Any Person to whom RADIOMED delivers one or more units of the Product pursuant to a purchase order received by NASI from RADIOMED, whether such purchase order was submitted directly by the purchaser or on behalf of the purchaser by RADIOMED or any other Person.

    1.11 DEFECTIVE PRODUCT. Product that was not manufactured and produced in accordance with or that otherwise fails to conform to the Product
Specifications.

    1.12 DOCUMENTED COST. The sum of (a) the price paid by RADIOMED to NASI for units of the Product purchased by RADIOMED pursuant to this Agreement plus (b) taxes, freight and insurance paid by RADIOMED in order to take possession of such Product FOB NASI's factory.

    1.13 EFFECTIVE DATE. The date of execution of this Agreement.

    1.14 FDA. The United States Food and Drug Administration.

    1.15 FIELD OF USE. Any application involving the treatment of malignant tissue, intervascular irradiation, or irradiation of tissue to minimize or prevent cellular growth or regrowth or otherwise aid in the treatment of disease.

    1.16 FORCE MAJEURE. The occurrence of an act of God or other events beyond the reasonable ability of the party affected thereby to control, including, but not limited to, wars or insurrections, strikes, fires, vandalism, floods, earthquakes, work stoppages, embargoes, labor shortages, lack of materials or other similar circumstances.

    1.17 GEOGRAPHIC MARKET AREA. North America.

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    1.18 IMPROVEMENT. Any change in the Product that enhances the performance of the Product or that makes it easier to manufacture, distribute, store, use or dispose of.

    1.19 INSOLVENT. With respect to any Person: (a) the filing of an application by a Person for, or such Person's consent to, the appointment of a trustee, receiver, or custodian of its other assets; (b) the entry of an order for relief with respect to a Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Person generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person of its inability to pay its debts as they become due.

    1.20 INVOLUNTARY BUSINESS DISRUPTION. An interruption in the marketing and distribution activities of RADIOMED caused by, resulting from or attributable to
(a) the failure or inability of RADIOMED or its vendors to supply components or Technology necessary to produce the Product, (b) absence of a requisite permit, approval or license or other governmental authorization necessary in order to market and sell the Product for use in the Field of Use in the United States without violating the laws of the state in which such sale is proposed to be made, or (c) the occurrence of an event of Force Majeure.

    1.21 ION IMPLANTATION PROCESSING. Use of the Technology for the manufacture of Product.

    1.22 NET SELLING PRICE. The actual end-user price for Product provided to a Customer, less sales taxes, cost of shipping insurance, cost of freight, cost of packing, and other transportation charges, but only if such taxes, costs and charges are expressly stated and separately invoiced or may be readily determined by acceptable accounting practices.

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    1.23 NOTE.  The 10% Convertible Secured Subordinated Note due 2007 in the
principal amount of $500,000 made in favor of NASI by RADIOMED.

    1.24 PERSON. Any individual, partnership, association, joint stock company, joint venture, corporation, limited liability company, trust, unincorporated organization or governmental entity, or any agency or political subdivision, or economic unit thereof.


    1.25 PRODUCT.   Either radioactive sources, or medical devices provided by
RADIOMED or its Customers, into which a radioactive isotope is incorporated by ion beam implantation processing. Product shall not include products which are directly competitive with NASI's existing product line.

    1.26 PRODUCT SPECIFICATIONS. The product specifications, quality control tests and inspection procedures for the Product that are to be set forth in each order supplied by RADIOMED and provided to NASI prior to manufacturing of each.

    1.27 PROPORTIONATE SHARE. The ratios in which RADIOMED and NASI shall share
(a) the costs and expenses of certain actions or proceedings under Section 10 of this Agreement and (b) any recoveries resulting therefrom, if both parties elect to participate in any such actions or proceedings. Each party's Proportionate Share shall be the percentage obtained by multiplying 100% by a fraction, (a) the numerator of which is the lost profits attributable to lost sales of the Product by such party and (b) the denominator of which is the aggregate lost profits of both parties attributable to lost sales of the Product.

    1.28 SALES YEAR. The twelve (12)-month period commencing on the Effective Date, and each subsequent twelve (12)-month period commencing on the one year anniversary of the Effective Date.

    1.29 TECHNOLOGY. Any proprietary invention, development or improvement, and any trade secret, "know-how," proprietary manufacturing formula, process, procedure, method or technique, whether or not patentable or registerable, now or hereafter owned by or licensed to

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RADIOMED to the extent that such technology is reasonably relevant to the manufacture of the Product.

    1.30 THIRD PARTY. Any person other than a legal entity that is a party to this Agreement. As used in this Agreement, "Third Party" shall include agents and employees of a party to this Agreement.

    1.31 TRANSFER PRICE. The price at which Product is sold by NASI to RADIOMED hereunder.

2.  GRANT OF MANUFACTURING AND SUPPLY RIGHTS

    2.1 SCOPE OF MANUFACTURING AND SUPPLY RIGHTS. Subject to Section 4.1 herein and the other provisions of this Agreement, RADIOMED hereby grants to NASI an exclusive license to use the Technology for the sole purpose of manufacturing in the Geographic Market Area 100% of RADIOMED's requirement for Products for use in the Field of Use in the Geographic Market Area. In addition, RADIOMED hereby grants to NASI an exclusive license to use the Technology for the sole purpose of manufacturing in the United States such portion of RADIOMED's requirement for Products for use outside the Geographic Market Area as RADIOMED may request. The licenses granted in this Section 2.1 shall continue for so long as NASI holds at least 50% of the original value of the Note (or equivalent in dollar value of the Note in Series A Preferred Stock or Common Stock of the Company) and for one Sales Year thereafter.

    2.1.1 Provided that this Agreement has not previously been terminated by either party, the term of this Agreement may be extended for an additional three (3) Sales Years by mutual consent of the parties.

    2.1.2 As long as NASI holds manufacturing rights in the Geographic Market Area under the provisions of 2.1 above, RADIOMED, at its sole option, may order Products from NASI for delivery outside the Geographic Market Area and NASI agrees to accept such orders, subject to the other provisions of this Agreement. Should RADIOMED, in its sole discretion, conclude that a manufacturing facility in a territory outside of the North America is in its best interests, then it shall so inform NASI and NASI shall have the right to propose to RADIOMED in writing within 60 days after receipt of notice the terms under which it would agree to manufacture Products for RADIOMED in that territory. The parties shall negotiate in good faith for a period of 30 days any proposal made by NASI hereunder. Whether or not the parties reach agreement within such 30 day period, neither party shall nave any further obligation pursuant to this Section 2.1. Notwithstanding the foregoing, if RADIOMED, with approval of its Board of Directors, executes a collaboration agreement of any sort with a foreign company which provides that company the right to manufacture in a territory outside the Geographic Market Area, then such right-to-negotiate shall not apply.

    2.2 SUBLICENSES. The rights granted hereunder are personal to NASI and may not be assigned or sublicensed except that NASI may grant a sublicense to any Affiliate of NASI for as long as (a) NASI continues to own at least eighty percent (80%) of the voting and beneficial ownership interest of such Affiliate during the term of such license, and (b) such sublicense is on terms and conditions consistent with this Agreement, in a written form previously reasonably agreed to by RADIOMED and NASI, and expressly provides that it shall terminate simultaneously with the termination of this Agreement.

    2.3 IMPROVEMENTS OF PRODUCT. All Improvements or modifications made by RADIOMED to the Product that are intended for use or that can be adapted for use in the Field of Use are included in this Agreement and are subject to the manufacturing rights granted to NASI hereunder. Ancillary Products developed or licensed by RADIOMED shall not be covered by this Agreement.

    2.4  RIGHTS TO PRODUCT IMPROVEMENTS.  Subject to the provisions of Section
5.1.9 below, any Improvements to the Product developed by NASI during the term of this Agreement shall be jointly owned by RADIOMED and NASI, but all Improvements or modifications to Ion Implantation Processing or the Product that are intended for use or that can be adapted for use in the Field of Use developed by RADIOMED are included in this Agreement and are subject to the manufacturing rights granted to NASI hereunder.

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    2.5  INFRINGEMENT.  Subject to the provisions of Section 5.2.6, NASI shall not utilize ion implantation in products other than RADIOMED's Products unless such utilization is not based upon the Technology (i.e., is based upon commercially available technology or technology developed by an independent third party).

3.  [THIS SECTION HAS BEEN LEFT INTENTIONALLY BLANK.]

4.  REQUIREMENTS AND SUPPLY

    4.1 REQUIREMENTS. RADIOMED shall procure from NASI, and NASI shall supply to RADIOMED or to Customers each month, the number of units of the Product for which RADIOMED submits purchase orders pursuant to Sections 4.6 and 4.10, below, representing 100% of RADIOMED's requirements for Product for use in the Field of Use in the Geographic Market Area.

    4.2 SPECIFICATIONS. All Product supplied by NASI hereunder shall in all material respects meet the Product Specifications applicable to the Product when intended for use in the Field of Use. Prior to the manufacturing of any Product, NASI and RADIOMED shall agree on the Product Specifications for the Product and shall attach same as part of a written order for Product. The Product Specifications shall constitute an integral part of the order.

    4.3 TRANSFER PRICES. The Transfer Price payable by RADIOMED for the Product shall be NASI's Cost plus 25%. Additionally, NASI shall receive 10% of the gross margin (Net Selling Price less the sum of the Transfer Price and the cost to RADIOMED of any RADIOMED-provided components) for the Product.

    4.4 PRE-MANUFACTURING PHASE. RADIOMED shall bear the responsibility and cost of setting up the manufacturing operation (the "Pre-Manufacturing Phase"). During the Pre-Manufacturing Phase, NASI shall provide sufficient "shell" building space to house RADIOMED's activities in an efficient manner, in accordance with the projections of required space set forth in RADIOMED's business plan. The "shell" building space shall have the following services available at its periphery: 208V.3 phase, 4 wire plus ground, 25KVA (per

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implanter) power; water at 75 PSIG Max with a minimum pressure drop of 45 PSI from inlet to outlet, 60-75 deg. F, closed loop cooled conditioned water; air at 90-100 PSIG, intermittent duty; dry nitrogen at 5 PSIG, intermittent duty; ventilation at 600 CFM exhaust (per implanter) room temperature controlled to reasonable working conditions, reasonable humidity control; and radiation monitoring, filtering and controlled storage sufficient to meet the requirements of NASI's NRC licensure. The facility services and equipment required within the shell for operation of RADIOMED's manufacturing equipment shall be specified and paid for by RADIOMED, subject only to zoning, safety, and other legal and regulatory requirements of NASI. NASI shall provide, at RADIOMED's request, reasonable labor and services to assist RADIOMED during the Pre-Manufacturing Phase, and RADIOMED shall reimburse NASI for all reasonable costs of such labor and services promptly upon NASI's submission of invoices therefor. The Pre-Manufacturing Phase shall end when the ion implantation facility is operational.

    4.5 DUTY TO MANUFACTURE. Upon completion of the Pre-Manufacturing Phase, NASI agrees to take responsibility for the ion implantation facility and to manufacture Products to mutually agreed upon Product Specifications and in accordance with forecasts provided by RADIOMED pursuant to Section 4.6 hereof. NASI agrees to provide access to the ion implantation facility by RADIOMED personnel for research and development activities, provided that such access does not interfere with scheduled manufacturing activities.

    4.6 SALES FORECASTS. RADIOMED will provide NASI on or before the fifteenth (15th) day of each month a nonbinding rolling forecast of reasonably projected Product sales for the each of the three (3) calendar months following the month in which the forecast is prepared.

    4.7 ABATEMENT. If by reason of an Involuntary Business Disruption during the term of this Agreement, NASI (a) is unable to begin or to continue manufacturing and supplying the Product or a material portion thereof, or (b) would incur an unreasonable risk (as determined by an objective standard) of civil or criminal liability by continuing to do so, then the obligation of NASI to manufacture and supply such Product shall be suspended for a period of time equal to such time as the Involuntary Business Disruption continues to exist.

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    4.8     EXCLUSIVE REMEDY. The right granted to RADIOMED to terminate this
Agreement under Section 9 hereof, shall be the sole and exclusive remedy for the failure of NASI to supply RADIOMED'S Anticipated Requirements, and in no event shall NASI be liable for damages or any other amount by reason of its failure to do so.

    4.9 RIGHT OF NASI TO MANUFACTURE AND SUPPLY TO OTHERS. Subject to such greater rights NASI shall have pursuant to Sections 5.1.2, 5.1.5 and 9.5.2 hereof, at any time after this Agreement has been terminated pursuant to Section 9 hereof, NASI shall be entitled to manufacture and distribute the Product; provided that any Product so manufactured or distributed does not infringe on or otherwise use RADIOMED Confidential Information or the Technology.

    4.10 PURCHASE ORDERS. All purchase orders shall be submitted by RADIOMED to NASI on the form agreed to by RADIOMED and NASI prior to manufacture under this Agreement (a "Purchase Order"). The lead time for delivery of Products pursuant to a Purchase Order shall be at least 30 days. Each such purchase order shall specify by Customer name and address (a) the number of units and activity level of the Product to be delivered to such Customer, (b) the required delivery date, and (c) the Net Selling Price. Notwithstanding the provisions of any such purchase order, the provisions of this Agreement shall govern the purchase and sale of the Product between NASI and RADIOMED, and any inconsistency or conflict between the terms set forth in any form of Purchase Order submitted by RADIOMED with the provisions of this Agreement shall be resolved in favor of the provisions of this Agreement. All Purchase Orders submitted in accordance with the provisions of this Section 4.10 shall be deemed accepted by NASI. However, NASI reserves the right to reject any Purchase Order relating to Product which, in the exercise of NASI's reasonable discretion and after consultation with RADIOMED, would be impossible or impracticable to fill (in light of, for instance, the requested activity level or lead time), or could expose NASI to an unreasonable risk of criminal or civil liability.

    4.11 PACKAGING AND LABELING. The Product will be supplied in containers meeting the Product Specifications, and will be packaged with all applicable Product literature and instructions for use in packaging which (a) satisfies all Applicable Regulatory Requirements governing the handling, shipment and storage of the Product and (b) is reasonably sufficient to protect against damage during shipping.

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         4.11.1   Subject to any limitations imposed by the foregoing
requirements, the packaging design and trade dress for the Product shall conform to RADIOMED's specifications so as to assure that such design and trade dress are consistent with the packaging of RADIOMED's other products.

         4.11.2 NASI shall include with the Product such instructions for use and such Product information data sheets as provided by RADIOMED and shall include in any Products shipped to Customers in kit form such instructions for use and Product information data sheets as may be supplied by RADIOMED for such purposes.

         4.11.3 All packaging, shipping labels, instructions for use and product information data sheets shall bear RADIOMED's trademarks, labels and markings as RADIOMED may reasonably request. RADIOMED shall provide NASI with camera-ready art work for all trademarks, labels or markings that RADIOMED desires to have imprinted on all packaging and product insert data sheets, and NASI shall not make any changes in such art work or in the specifications for such packaging materials without the prior written consent of RADIOMED.

         4.11.4 NASI shall be entitled to display its name on the Product packaging and Product information data sheets in a manner that (i) clearly identifies the Product as having been manufactured by NASI, and that (ii) gives NASI's name equal prominence with RADIOMED's .

         4.12 ORDER FULFILLMENT. Subject to Section 4.10, NASI will fill all Purchase Orders submitted by RADIOMED (provided that such Purchase Order is not in excess of 150% of the most recent Anticipated Requirements of RADIOMED under Section 4.6), will make shipment of the Product directly to the Customer identified in the Purchase Order within the time prescribed by Section 4.10, and will afford all Purchase Orders for the Product received from RADIOMED equal priority with NASI's own supply requirements. NASI will ship all orders for the Product in the priority in which such orders were received, unless otherwise reasonably requested by RADIOMED.

         4.13 SHIPPING AND INVOICING. All Product shall be drop shipped by NASI directly to RADIOMED's Customers FOB NASI's manufacturing plant at a date and time

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appropriate to ensure that the Product will be delivered to the Customer at the address specified in the purchase order on the delivery date specified in the purchase order. Carriers and routing utilized to make such shipments shall be selected by NASI but shall be consistent with any shipping protocols or procedures previously established by the parties.

         4.14 INVOICING. NASI shall invoice RADIOMED, 30-days net, upon shipment of the Product. RADIOMED shall make payment of any correct invoice to NASI.

         4.15 PAYMENT. Payment of the Transfer Price for all Product shipped to Customers shall be made by RADIOMED, whether or not RADIOMED receives payment from the Customer, it being agreed that RADIOMED is the customer for all Product shipped by NASI pursuant to purchase orders submitted to NASI by RADIOMED pursuant to this Agreement. RADIOMED shall be responsible for all billings, receivables and collections attributable to Product sales made pursuant to purchase orders submitted to NASI by RADIOMED, and NASI shall not be required to bear any of the risk or cost of collection with respect to the Net Selling Price of the Product. Amounts owed to RADIOMED due to rejections of Product or discrepancies on paid invoices will be, at RADIOMED's option, fully credited against future invoices payable by RADIOMED, or paid by NASI within 30 days after NASI's receipt of a debit memo or other written request for payment from RADIOMED.

         4.16 RISK OF LOSS. Delivery of the Product by NASI to RADIOMED pursuant to this Agreement shall be complete and the risk of loss shall pass to RADIOMED upon receipt by the carrier for shipment.

         4.17     WARRANTIES OF NASI. NASI warrants to RADIOMED that:

                  A. The Product supplied to RADIOMED hereunder shall be manufactured and produced in plants that have been registered with and are in compliance with the applicable requirements of the FDA and the NRC.

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                  B.  NASI also warrants that the Products (i) conform to
Product Specifications and (ii) have been manufactured in accordance with:
(1) applicable Good Manufacturing Practices as promulgated by the FDA; and
(2) applicable laws and regulations of the United States and each of the fifty states in which RADIOMED is marketing and distributing the Products; and (3) all other Applicable Regulatory Requirements.

         4.18 WARRANTIES OF RADIOMED. RADIOMED warrants to NASI that the use of the Product for its intended purpose in the Field of Use will not violate any Applicable Regulatory Requirements in the Geographic Market Area or any foreign markets in which NASI delivers Product.

         4.19 WARRANTY DISCLAIMERS. THE LIMITED WARRANTIES SET FORTH IN SECTIONS 4.17 AND 4.18 ABOVE, AND SECTION 7.1 BELOW, ARE THE ONLY WARRANTIES BEING MADE BY NASI AND RADIOMED WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, CONTRACTUAL OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE ARE SPECIFICALLY EXCLUDED AND DISCLAIMED.

         4.19.1 RADIOMED agrees and understands that it shall be solely responsible for any warranties or representations made by it to its Customers which are inconsistent with or in addition to any warranties made by NASI, and RADIOMED shall, at its own expense, defend, indemnify and hold NASI harmless from and against any claims thereof of any nature whatsoever in the manner and to the extent provided by Section 8.2, below.

         4.20 NONCONFORMING GOODS AND DEFECTIVE PRODUCT. RADIOMED shall promptly advise NASI of any Product delivered to a Customer that has been or is being rejected as Defective Product. Any such notice (a) shall be in writing,
(b) shall specify (i) the original date of sale and (ii) the shipment or lots being rejected, and (c) shall be accompanied by appropriate information substantiating the claim that such Product was Defective. The costs and expense of returning Defective Product shall be borne by NASI, but NASI shall not be responsible for the costs of Product believed to be Defective Product until it is determined that

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the Product was Defective Product, and no Product shall be deemed to be
Defective Product until NASI has first been afforded the opportunity to inspect the Product and to confirm that it was Defective Product.

         4.21 REPLACEMENT. NASI shall promptly replace at its own cost and expense any Defective Product that is returned to NASI or, if RADIOMED so requests, shall credit to RADIOMED on a monthly basis an amount equal to the Documented Cost of any such returned Product, if such Product:

         4.21.1 Is Defective Product that has been properly returned by RADIOMED or any Customer of RADIOMED.

         4.21.2 Has been replaced on a no-charge basis by RADIOMED in accordance with the established customer complaint and returned goods policies of NASI for the return and replacement of Defective Product.

  4.22 CUSTOMER COMPLAINTS. RADIOMED shall promptly refer to NASI for review and evaluation any complaints received by it that are subject to the provisions of Part 820 of Title 21 of the Code of Federal Regulations (Good Manufacturing Practice for Medical Devices).

         4.22.1 With respect both to complaints referred to NASI by RADIOMED and complaints received directly by NASI from Customers:

                  A. NASI shall (1) give such notices, (2) conduct such investigations, (3) maintain such records, and (4) take such other actions as in each case are required by the FDA and any state regulatory agency having jurisdiction with respect thereto unless NASI is contesting the matter with the FDA or other regulatory agency in good faith and with due diligence.

                  B. NASI shall keep RADIOMED advised on a continuing basis with respect to (1) the nature of such complaints, (2) the results of any investigations conducted by it with respect thereto, and (3) the corrective action, if any, initiated as a result of or in response

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thereto. RADIOMED shall treat all such information received by NASI as
Confidential Information.

    4.23 SALES & USE TAXES. As between RADIOMED and NASI, RADIOMED shall be responsible for the payment of all sales and use taxes becoming payable by reason of its purchase of the Product from NASI and the subsequent sale of the Product to its Customers.

5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1  COVENANTS OF RADIOMED.   RADIOMED covenants, warrants and represents
         to NASI that:

         5.1.1 SECURITY INTEREST. As security for the performance of its obligations now or hereafter owing under this Agreement, RADIOMED, for valuable consideration, receipt of which is acknowledged, hereby grants to NASI a first priority security interest in RADIOMED's now owned or after acquired physical assets (including but not limited to all inventory, supplies, raw materials, work in process, finished goods, equipment, tools, furniture, fixtures, parts and other goods) which are located on the premises of any manufacturing facility owned by NASI or which are utilized by NASI in manufacturing Product for RADIOMED pursuant to the terms of this Agreement (collectively, the "Collateral"). RADIOMED acknowledges that NASI shall be entitled to a purchase money security interest in the ion implantation machines and other equipment and inventory purchased with the funds loaned by NASI to RADIOMED and evidenced by the Note.

         5.1.2 GRANT OF LICENSE TO USE TECHNOLOGY. Provided that NASI may only exercise the rights and remedies granted hereunder after the occurrence of an Event of Default (as defined in Section 5.1.4 below), RADIOMED hereby grants to NASI an irrevocable nonexclusive license (exercisable without payment of royalty or other compensation to RADIOMED) to use, assign, license or sublicense any of the Technology (excluding patents), now or hereafter owned, licensed, or otherwise acquired by RADIOMED. Except with respect to Technology which is not owned by RADIOMED, no agreements hereafter acquired or agreed to or entered into by RADIOMED shall prohibit, restrict or impair the security interest granted in Section 5.1.1 above.

         5.1.3    FINANCING STATEMENTS.   RADIOMED hereby agrees to execute,
deliver and pay the cost of filing any financing statement, or other notices or instruments appropriate under applicable law, in respect of any security interest created pursuant to this Agreement which may at any time be required to give NASI a perfected first priority security interest in the Collateral or which, in the opinion of NASI, may at any time be desirable. In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such lien or security interest, RADIOMED shall, at its cost and expense, cause the same to be re-recorded and/or refiled at the time and in the manner requested be NASI. RADIOMED hereby irrevocably designates NASI, its agents, representatives and designees as agents and attorneys-in-fact for RADIOMED to sign such financing statements, notices and other instruments on behalf of RADIOMED.

         5.1.4    DEFAULT.   RADIOMED shall be in default under this Agreement
upon the happening of any of the following events or conditions (an "Event of Default"), without demand or notice from NASI:

         (a) Material failure to observe or perform or material violation of any of RADIOMED's agreements, warranties or representations in this Agreement which breach remains uncured for a period of not less than 60 days after written notice thereof;

         (b) Failure of RADIOMED to pay when due any obligation (whether to NASI or any other creditor), whether by maturity, acceleration or otherwise, or any other default by RADIOMED which causes or permits acceleration thereof, which breach remains uncured for a period of not less than 60 days after the occurrence thereof;

         (c) The occurrence or any default of event of default under the Note Purchase Agreement entered into between NASI and RADIOMED as of the date of this Agreement or any other agreement now or hereafter entered into between such parties which breach remains uncured for a period of not less than 60 days after written notice thereof; or

         (d) Dissolution, termination of existence, insolvency (as described herein), business failure, appointment of a receiver or custodian of any part of RADIOMED'S property, assignment or trust mortgage for the benefit of creditors by RADIOMED, the recording or existence of any lien for unpaid taxes, the commencement of any proceeding under any bankruptcy or insolvency laws of any state or of the United States by or against RADIOMED, or service upon NASI of any writ, summons, or process designed to affect any of RADIOMED'S property.

         5.1.5 SECURED PARTY'S RIGHTS UPON DEFAULT. Upon an Event of Default and at any time thereafter, NASI, without presentment, demand, notice, protest or advertisement of any kind, may:

         (a) have full power to take possession of, operate, compromise, sell or otherwise deal with the Collateral, including without limitation the express right to use the Collateral to manufacture and sell Product for NASI's benefit, in its own name or in the name of RADIOMED and RADIOMED hereby irrevocably appoints NASI its attorney-in-fact for this purpose;

         (b) make all obligations from RADIOMED to NASI immediately due and payable, without presentment, demand, protest, hearing or notice of any kind and exercise the remedies of a secured party afforded by the Uniform Commercial Code and other applicable law or by the terms of any agreement between RADIOMED and NASI;

         (c) take possession of the Collateral on the premises at which any Collateral is located and sell all or part of the Collateral at a public or private sale or retain the Collateral as payment, whether in part or in full, of the obligation secured hereby;

         (d) in the case of any sale or disposition of the Collateral, or the realization of funds therefrom, or the retention of such Collateral by NASI, the proceeds thereof shall first be applied to the payment of the expenses of such sale, commissions, reasonable attorneys fees and all charges paid or incurred by NASI pertaining to said sale or this Agreement, including any taxes or other charges imposed by law upon the Collateral and/or the owning, holding or transferring thereof; secondly, to pay, satisfy the foregoing items, RADIOMED hereby promises and agrees to pay any deficiency; and/or

         (e) exercise any and all other rights and remedies available to a secured party and a creditor under applicable law.

All of the foregoing rights and remedies of NASI shall be cumulative.

         5.1.6 FDA MARKETING APPROVAL. RADIOMED shall exercise due diligence in obtaining as soon as practicable after the execution of this Agreement and thereafter maintaining in full force and effect throughout the term of this Agreement all FDA marketing approvals necessary to the sale and distribution of the Product for use in the Field of Use.

         5.1.7 COMPLIANCE WITH APPLICABLE REGULATORY REQUIREMENTS. RADIOMED shall at all times (a) keep and maintain all records necessary or appropriate to evidence such compliance or that are otherwise mandated by the Applicable Regulatory Requirements, and (b) shall make such records available to NASI (subject to the restrictions imposed by Section 5.3.6., below) and its duly authorized representatives for inspection and copying at reasonable times during regular business hours upon reasonable prior notice, and (c) shall promptly comply with Applicable Regulatory Requirements of any cognizant governmental authority pertaining to the promotion and sale of the Products.

         5.1.8 COVENANT BY RADIOMED NOT TO COMPETE. Unless and until NASI's exclusive manufacturing and supply rights are terminated pursuant to Section 9 hereof, neither RADIOMED nor any of its Affiliates shall manufacture or supply, the Product for use in the Field of Use in violation of the exclusive manufacturing and supply rights of NASI under this Agreement; and RADIOMED shall not (a) license any other Person in the Geographic Market Area to manufacture or supply the Product for use in the Field of Use, or (b) knowingly or intentionally suffer or permit any Person to sell the Product for use in the Field of Use in the

Geographic Market Area, except that RADIOMED shall have the right to license the manufacture of Product to an existing unaffiliated Customer for that Product under commercially reasonable terms and conditions approved by RADIOMED's Board of Directors.

         5.1.9    MANUFACTURING MODIFICATIONS.   RADIOMED shall give NASI not
less than sixty (60) days' prior written notice (or such lesser period of time as the parties mutually agree may be reasonable under the circumstances) of any modifications proposed to be made by RADIOMED to the manufacturing processes or procedures for the Product or to any quality control test and/or compliance procedures relating to the Product or the supplies and components embodied therein, whether resulting from governmental inspection, customer complaints or for any other reason, if any such modification will (a) cause a change in the Product Specifications or (b) cause the Product or the procedure for its
manufacture to differ in any material respect.   Such notice shall be
accompanied by a written report setting forth in reasonable detail the reasons for and the nature of the proposed change and all relevant technical data and, if NASI so requests, RADIOMED shall meet with NASI to explain the nature of and the reasons for such change.

         5.1.10 LABELING AND WARRANTY CLAIMS. RADIOMED shall not make any express warranties or other claims with respect to the Product that have not been authorized by the FDA, NRC or other applicable regulatory agency or that are inconsistent with any labeling claims that have been approved by the FDA, NRC or other applicable regulatory agency with respect to the Product.

         5.1.11 FOREIGN REGISTRATION. If, in accordance with Section 2.1.1, RADIOMED provides Purchase Orders to NASI for delivery of Products to foreign markets, RADIOMED shall inform NASI in writing of any Applicable Regulatory Requirements that are unique to a foreign country into which RADIOMED elects to begin marketing and distribution activities and that must be satisfied as a condition to RADIOMED'S obtaining any necessary permits, licenses or Product registrations required for the distribution of the Product in such country. RADIOMED shall prepare at its own cost and expense all documents necessary for registration, sale and distribution of the Product and any Improvements thereto for use in the Field of Use, and shall secure and maintain in full force and effect all other permits, licenses and approvals required in order to sell the Product for use in the Field of Use in such foreign countries.

    5.2  COVENANTS OF NASI.  NASI covenants to and agrees with RADIOMED that:

         5.2.1    SALES CAPACITY.   NASI shall train, equip and maintain
sufficient staff to effectively manufacture and supply the Product.

         5.2.2 MARKETING SUPPORT. NASI shall from time to time provide such scientific and technical information regarding the Product as RADIOMED may reasonably request for the purpose of supporting RADIOMED's clinical study and marketing activities, including such information as may be necessary to assist RADIOMED in marketing the Product in kit form. In addition, NASI shall make its technical and marketing personnel available to RADIOMED for reasonable periods of time to provide technical support, to respond to technical inquiries, and to participate in marketing and sales strategy sessions.

         5.2.3 VENDOR'S AUDIT. NASI shall permit RADIOMED or its authorized representatives to enter and inspect, during normal business hours, the plants and facilities in which the Product is manufactured, packaged, labeled or held in order to permit RADIOMED to verify that the Product is being produced in conformity with applicable Good Manufacturing Practices and, if relevant, the applicable Medical Device Directive of the European Commission, and that NASI is otherwise satisfying its obligations under this Agreement.

                  A. During any such inspection, RADIOMED's quality control or compliance inspectors shall be entitled to inspect the manufacturing and quality control procedures of NASI relating to the Product, and all records relating thereto, but:

                      (1) RADIOMED's access to those portions of NASI's manufacturing and quality control procedures that NASI has designated as proprietary to NASI shall be limited to the degree of access required in order to satisfy the applicable requirements of the FDA; and

                      (2) All such inspections shall be carried out in a manner that does not unreasonably interfere with NASI's manufacturing operations.

                  B. RADIOMED's employees and agents shall be required to execute NASI's standard form confidentiality and non-disclosure agreement as a condition to being allowed to conduct such audit.

                  C. RADIOMED shall not perform an audit more than once in any Sales Year unless necessary to satisfy Applicable Regulatory Requirements to which RADIOMED is subject. RADIOMED shall give NASI prior notice of its intention to conduct any such audit at least five (5) business days prior to the scheduled commencement thereof, and shall cooperate with NASI in the scheduling of any such audit so as to minimize to the extent practicable any disruption to NASI's business operations, but RADIOMED shall not be obligated to postpone the conduct of such audit for more than fifteen (15) days.

                  D. RADIOMED shall furnish NASI with a written report of the results of any such audit as soon as practicable after its completion, and NASI shall promptly take any action suggested or recommended in such report to the extent that such action is necessary to cure a default by NASI in the performance of its obligations under this Agreement.

         5.2.4 GOVERNMENTAL INSPECTIONS. NASI shall promptly notify RADIOMED of any inspection made of its facilities or its operations by any regulatory agency, or of those of any of its suppliers or contract manufacturers of which it receives notice, that relates in any manner to the production, distribution or use of the Product or any component of the Product. NASI shall promptly advise RADIOMED of the conduct of any such inspection and the results thereof, and shall provide RADIOMED with a copy of any written notification or report provided to NASI by the inspecting agency. In addition, NASI shall immediately request an unexpurgated copy of the inspection report from the inspecting governmental agency, and, unless prohibited from doing so under applicable law, shall forward a copy thereof to RADIOMED immediately upon its receipt.

         5.2.5 COMPLIANCE WITH APPLICABLE REGULATORY REQUIREMENTS. NASI shall at all times (a) keep and maintain all records necessary or appropriate to evidence such compliance or that are otherwise mandated by the Applicable Regulatory Requirements, and (b) shall make such records available to RADIOMED (subject to the restrictions imposed by Section 5.3.6 below) and its duly authorized representative for inspection and copying at reasonable times during regular business hours upon reasonable prior notice, and (c) shall promptly comply with Applicable Regulatory Requirements of any cognizant governmental authority within the United States or any of the fifty states pertaining to the production of the Product.

         5.2.6 COVENANT BY NASI NOT TO COMPETE. Unless and until exclusive manufacturing and supply rights are terminated pursuant to Section 9 hereof, neither NASI nor any of its Affiliates shall manufacture, supply, market or distribute Products for use in the Field of Use in the Geographic Market Area, except pursuant to this Agreement.

    5.3 MUTUAL WARRANTIES AND COVENANTS. Each of the parties covenants to and agrees with the other that:

         5.3.1 AUTHORITY TO CONDUCT BUSINESS. It is duly organized and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and the permits, consents, and qualifications necessary to operate its business as it is currently being conducted.

         5.3.2 AUTHORITY TO PERFORM AGREEMENT. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, and does not constitute a breach by the warranting party of its organizational documents or of any contract or agreement to which the warranting party is a party or by which the warranting party or it assets are bound.

         5.3.3 EXCHANGE OF INFORMATION. It shall promptly furnish to the other party a complete and correct copy of any notice, report or other communication that it receives from the NRC, the FDA or from any other governmental agency concerning the Product.

         5.3.4 IMPAIRMENT OF OBLIGATION. Neither party has entered and will not hereafter enter into any agreement, the execution or performance of which would violate this Agreement or have an adverse effect upon its ability to perform this Agreement.

         5.3.5 ADVERSE INFORMATION. Each party will promptly notify the other party in writing of any fact, condition or information which may hereafter come to its attention and which may adversely affect the reliability, utility or marketability of the Product, including but not limited to, adverse scientific or technical studies or evaluations and threatened litigation or claims. If such adverse information requires that corrective or protective action be taken related to the Product, including, but not limited to, a recall, market withdrawal, stock recovery or label clarification, the recipient of such information will immediately notify the other of such requirement in writing, provide the other party with complete copies of all documentation related thereto, and provide all commercially reasonable assistance to the other party necessary to assure that such actions are taken or such requirements are satisfied.

         5.3.6 CONFIDENTIAL INFORMATION. All Confidential Information communicated by each party to the other pursuant to this Agreement, including any Confidential Information gained by either of the parties or their representatives by reason of association with the other party in connection with the performance of any obligations under this Agreement, whether or not such Confidential Information was directly or intentionally communicated, is and shall at all times remain confidential.

                  A.    Each of the parties agrees that:

                        (1) It shall not disclose any Confidential Information to any other person unless specifically authorized in writing by the other party to do so. In the event that any such written authorization to make disclosure is given, disclosure shall be made only within the limits and to the extent of such of authorization.

                        (2) It shall use its best efforts to prevent any inadvertent disclosure of any Confidential Information to any Third Party by using at least the same care and/or discretion that it uses with similar data of its own that it deems confidential in the operation of its business.

                  B. For purposes of this Section 5.3.6, the disclosure of Confidential Information to employees and agents of a party to this agreement shall not be deemed to be disclosure to a Third Party provided that the disclosure is made for purposes related to the performance by such party of its duties and obligations under this Agreement.

         5.3.7 BOOKS AND RECORDS. Each party shall at all times during the continuance of this Agreement keep books and records in sufficient detail to permit verification of its compliance with the terms and conditions of this Agreement. All such books and records shall be available for inspection and copying by the other party or its designated representative at the principal place of business of the party keeping such books and records at reasonable times during regular business hours for purposes reasonably related to this Agreement.

         5.3.8 FURTHER ASSURANCES. Each of the parties shall take such acts and execute and deliver such documents and instruments as may reasonably be requested by the other party to enable the other party to perfect any of its rights under this Agreement, including any assignments, notices of assignment, or other registrations with applicable domestic and foreign governmental agencies.



6.  TRADE NAMES AND TRADEMARKS

    6.1 MARKS OF NASI. The provisions of this Agreement permitting or requiring RADIOMED to place NASI'S trade name and trademark on the Product and its packaging are not intended and shall not be construed to give RADIOMED any interest or license in any such trademarks, trade names, labels or markings. RADIOMED shall not make any use of NASI's name or any trade name or trademark owned by NASI except for the purpose of marketing and selling the Product in accordance with the provisions of this Agreement. Any uses by

RADIOMED in its advertising or elsewhere of NASI's name or any trade name or trademark owned by NASI, or any name or mark similar thereto, shall be subject to the prior written approval of NASI in its sole discretion and shall be governed by a separate written agreement.

    6.2 MARKS OF RADIOMED. RADIOMED shall be entitled to register and use its own trade names and trademarks for the purpose of marketing and distributing the Product for uses within the Field of Use. Any such names and marks shall constitute the proprietary property of RADIOMED; NASI shall not have any rights in any such names and marks, and RADIOMED shall be entitled to continue to use such names and marks after the expiration of NASI's exclusive manufacturing rights under this Agreement. The provisions of this Agreement permitting or requiring NASI to place RADIOMED's name and Marks on the Product and its packaging are not intended and shall not be construed to give NASI any interest or license in any such trademarks, trade names, labels or markings. Any uses by NASI in its advertising or elsewhere of RADIOMED's name or any trade name or trademark owned by RADIOMED, or any name or mark similar thereto, shall be subject to the prior written approval of RADIOMED in its sole discretion and shall be governed by a separate written agreement.

7.  INFRINGEMENT CLAIMS

    7.1  WARRANTIES OF RADIOMED. RADIOMED warrants and represents to NASI that

         7.1.1 RADIOMED is the owner of or has the right to use all of the Technology, and has taken all actions reasonably necessary to protect the Technology. To the knowledge of RADIOMED, after reasonable investigation, the business conducted or proposed to be conducted pursuant to this Agreement does not and will not cause RADIOMED to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity.

         7.1.2 In the performance of this Agreement, RADIOMED will not knowingly or willfully infringe any intellectual property rights of any Third Party including, without limitation, any now existing or subsequently issued patents.

         7.1.3 RADIOMED has no knowledge of any claims, disputes, or litigation proceedings pending or threatened as of the Effective Date with respect to the Product or the Technology.

    7.2 CLAIMS AGAINST THIRD PARTIES. Should any actual or possible infringement or other violation by any Third Party of any Technology come to the attention of either party to this Agreement, such party shall promptly notify the other party of the alleged infringement or violation. The parties hereto shall consult with one another with a view to reaching agreement as to the best means of eliminating the infringement or violation.

         7.2.1 DISCRETIONARY LITIGATION. Should RADIOMED elect or agree to commence litigation or other enforcement action or proceedings, then NASI shall be entitled to elect to participate in such action or proceeding and to pay its Proportionate Share of the costs and expense thereof and to receive its Proportionate Share of any net recovery resulting therefrom provided that NASI has a material interest in such proceedings or any potential recovery resulting therefrom. If NASI is not entitled or elects not to participate in any such action or proceeding, and if RADIOMED elects or agrees to commence litigation or other enforcement actions or proceedings, then RADIOMED shall bear the entire cost and expense thereof, and shall be entitled to retain the entirety of any resulting recovery.

         7.2.2 DUTY TO COOPERATE. If RADIOMED elects to initiate litigation or other action or proceeding on account of an alleged infringement of any Technology owned by RADIOMED, and NASI elects not to participate in prosecuting such action or proceeding, including participation in the costs and expenses
incident thereto,   NASI shall nonetheless cooperate with RADIOMED in the
prosecution of such action or proceeding provided satisfactory provisions have been made for the reimbursement by RADIOMED of all reasonable costs and expenses that NASI incurs in doing so.

    7.3 CLAIMS BY THIRD PARTIES. Except as provided below, RADIOMED shall defend and indemnify NASI from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claim that any Product sold or licensed hereunder infringes a valid patent or copyright or misappropriates a trade secret of a third party, provided that (i) NASI shall have promptly provided RADIOMED written notice thereof, and reasonable cooperation, information, and assistance in connection therewith, and (ii) RADIOMED shall have sole control and authority with respect to the defense, settlement, or compromise thereof, except that NASI, at its election, shall be entitled to be represented in any such proceeding by independent counsel of its choosing at its own cost and expense. Should any Product sold or licensed hereunder become or, in RADIOMED's opinion, be likely to become the subject of an injunction preventing its use as contemplated herein, RADIOMED may, at its option, (i) procure the right to continue using such Product, (ii) replace or modify such Product so that it becomes non-infringing, or (iii) if (i) and (ii) are not reasonably available to RADIOMED, then to discontinue the marketing and distribution of such Product.

8.  INSURANCE, INDEMNIFICATION AND LIMITATIONS ON LIABILITY

    8.1.1 RADIOMED'S LIABILITY INSURANCE. Beginning on the Effective Date, RADIOMED shall procure such liability insurance as shall be reasonably necessary in light of the business proposed to be conducted. Prior to distribution of Product under this Agreement for human use, and continuing for a period of five
(5) years from the date on which the last sale of a Product occurs, RADIOMED shall maintain (a) product liability insurance (containing both a Vendor's Additional Insured Endorsement and a Products Contractual Liability Endorsement) on the Product in amounts that are consistent with the amount of products liability insurance that are maintained by similarly situated companies selling comparable products for similar or related purposes, but in no event less than One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and (b) general business liability insurance with minimum limits of One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate. NASI shall be named as an additional insured in each policy of insurance required to be maintained by NASI hereunder.

              The issuer of each such policy shall be a standard company licensed to issue insurance having a Best's rating of B+ or higher and a policy holder surplus of not less than Twenty-Five Million Dollars ($25,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon termination of (i) the base policy, (ii) the production, manufacturing, marketing and sale of the Product or (iii) the corporate existence of RADIOMED and (b) for not less than thirty (30) days' prior written notice to NASI of any proposed change in the nature, scope or amount of coverage. RADIOMED shall provide NASI with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon request.

              The insurance coverage required to be maintained hereunder shall be subject to review and adjustment from time to the time at the request of either party to limits of liability that are mutually agreeable in order to assure a continuing level of insurance protection that, as nearly as practicable after taking relative costs and benefits into account, is consistent with the level of protection contemplated by the parties at the time they execute this Agreement, but no such adjustment shall be made more than once in any consecutive twelve-month period. Should the parties be unable to agree with respect to the nature or amount of such insurance coverage, then the dispute shall be resolved by an independent insurance consultant who has not previously performed services for either party. If the parties cannot agree on any such independent consultant, then such consultant shall be selected by the President of the Independent Insurance Brokers Association in Los Angeles, California.

    8.1.2 NASI'S LIABILITY INSURANCE. Beginning on the Effective Date, NASI shall procure such liability insurance as shall be reasonably necessary in light of the business proposed to be conducted. Prior to distribution of Product under this Agreement for human use, and continuing for a period of five (5) years from the date on which the last sale of a Product occurs, NASI shall maintain (a) product liability insurance (containing both a Vendor's Additional Insured Endorsement and a Products Contractual Liability Endorsement) on the Product in amounts that are consistent with the amount of products liability insurance that are maintained by similarly situated companies selling comparable products for similar or related purposes, but in no event less than One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and (b) general business liability insurance with minimum limits of One Million Dollars ($1,000,000) first dollar coverage per occurrence and Five Million Dollars ($5,000,000) in the aggregate. RADIOMED shall be named as an additional insured in each policy of insurance required to be maintained by RADIOMED hereunder.

         The issuer of each such policy shall be a standard company licensed to issue insurance having a Best's rating of B+ or higher and a policy holder surplus of not less than Twenty-Five Million Dollars ($25,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon termination of (i) the base policy, (ii) the production, manufacturing, marketing and sale of the Product or (iii) the corporate existence of NASI and (b) for not less than thirty (30) days' prior written notice to RADIOMED of any proposed change in the nature, scope or amount of coverage. NASI shall provide RADIOMED with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon request.

         The insurance coverage required to be maintained hereunder shall be subject to review and adjustment from time to the time at the request of either party to limits of liability that are mutually agreeable in order to assure a continuing level of insurance protection that, as nearly as practicable after taking relative costs and benefits into account, is consistent with the level of protection contemplated by the parties at the time they execute this Agreement, but no such adjustment shall be made more than once in any consecutive twelve-month period. Should the parties be unable to agree with respect to the nature or amount of such insurance coverage, then the dispute shall be resolved by an independent insurance consultant who has not previously performed services for either party. If the parties cannot agree on any such independent consultant, then such consultant shall be selected by the President of the Independent Insurance Brokers Association in Los Angeles, California.

    8.2 INDEMNIFICATION BY RADIOMED. RADIOMED shall promptly indemnify, defend and hold NASI (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees arising out of or resulting from (i) any breach of a representation or warranty or failure to perform any covenant or obligation of RADIOMED under this Agreement; and (ii) any written representations or warranties made by RADIOMED regarding the Product; and (iii) any acts or omission of RADIOMED in connection with its marketing and distribution of the Product supplied by NASI. RADIOMED's contractual obligations to indemnify, defend and hold NASI harmless shall extend to all such third-party allegations or claims except to the extent that such allegations or claims have been established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or negligence of RADIOMED.

    8.2.1 LIMITATION ON RADIOMED'S OBLIGATION. In any action or proceeding in which liability for personal injury resulting from the use of the Product is alleged to exist both against NASI and RADIOMED based in whole or in part upon theories of negligent design, negligent manufacturing, failure to warn, defective product, product liability, strict liability or any other theory of liability directly related to the Product:

              A.  If NASI so requests, RADIOMED shall be obligated by this
Section 8.2 to defend NASI, notwithstanding that allegations are also made that NASI (a) breached a written representation or warranty given by NASI under this Agreement or to its Customers, or (b) was negligent in connection with its manufacturing and supply of the Product, unless RADIOMED elects to name NASI as a cross-defendant in such action or proceeding.

                  (1) If RADIOMED elects to name NASI as a cross-defendant in any such action or proceeding, then each party shall provide its own defense, and each party shall be entitled to be indemnified by the other with respect to any damages, costs or expense established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or neglect of the other party.

                  (2) If allegations are made against NASI in any such action or proceeding and (i) RADIOMED does not name NASI as a cross-defendant therein, and (ii) NASI declines to provide its own defense with respect thereto, and (iii) NASI subsequently acknowledges, or it is determined, that NASI is liable by reason of the facts set forth in such allegations, then, in addition to its indemnification obligation with respect to those damages for which it is determined to be liable, NASI shall also be liable to RADIOMED for that portion of the costs and fees incurred by NASI in defending such action or proceeding that is equal to NASI's percentage of liability for the damages awarded in any such action or proceeding.

    8.2.2 PARTICIPATION IN AND CONTROL OF DEFENSE. If RADIOMED is obligated to defend NASI in a lawsuit, arbitration, negotiation, or other proceeding concerning a claim pursuant to this Agreement, NASI shall have the right to engage separate counsel, at NASI's expense, to monitor and advise NASI about the status and progress of the defense or to otherwise represent the interests of NASI. To be entitled to sole control of the defense, upon request by NASI, RADIOMED shall demonstrate, to the reasonable satisfaction of NASI, RADIOMED's financial ability to carry out its defense obligations (and its indemnity obligations, if any). NASI shall in any event provide such cooperation and assistance in the conduct of any such defense as RADIOMED may reasonably request.

    8.2.3 INDEMNIFICATION BY NASI. NASI shall indemnify, defend and hold RADIOMED (including its officers, directors, employees, and agents) harmless from and against any and all claims by Third Parties (whether based in contract or tort or otherwise arising by operation of law), losses, damages, penalties, expenses, settlements, or attorneys' fees arising out of or resulting from (i) any breach of a representation or warranty or failure to perform any covenant or obligation of NASI under this Agreement; (ii) any written representations or written warranties made by NASI regarding the Product; and (iii) any acts or omission of NASI in connection with its manufacture of Product supplied by NASI. NASI's contractual obligations to indemnify, defend and hold RADIOMED harmless shall extend to all such third-party allegations or claims except to the extent that such allegations or claims have been established by a court of competent jurisdiction or other dispute resolution tribunal (including an arbitration panel) to have resulted from or to be attributable to the fault or negligence of RADIOMED.

    8.3 LIMITATION OF LIABILITY. WITH RESPECT TO CLAIMS MADE BY ONE PARTY (A "CLAIMANT") AGAINST THE OTHER (A "DEFENDANT") UNDER THIS AGREEMENT FOR CLAIMS NOT ARISING OR RESULTING FROM OR BASED UPON THIRD-PARTY CLAIMS, THE DEFENDANT SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM AGAINST THE DEFENDANT SOUNDS IN CONTRACT OR TORT (INCLUDING, BUT

NOT LIMITED TO, ACTIONS BASED ON ANY ALLEGED JOINT OR SOLE NEGLIGENCE OR THE DEFENDANT).

    8.3.1 DEFENSE PROCEDURE. Each party shall notify the other party in writing within ten (10) days of the assertion of any claim or discovery of any fact upon which the notifying party intends to base a claim for defense and/or indemnification under this Agreement. The failure to so notify the other party shall not relieve such party of the duty to defend and indemnify the notifying party with respect to such claim, except to the extent the defense of such claim is actually prejudiced thereby.

9.  COMMENCEMENT, TERM AND TERMINATION

    9.1 COMMENCEMENT, TERM AND TERMINATION. This Agreement shall commence on the Effective Date hereof and, unless sooner terminated as provided in this
Section 9, or extended pursuant to Section 2.1.1 hereof, this Agreement shall continue for the term specified in Section 2.1 hereof.

    9.2 CHANGE IN CONTROL. Notwithstanding the provisions of Section 9.1, in the event of a sale of all or substantially all of the business of RADIOMED through merger, sale of assets or otherwise, the term of this Agreement shall extend until two years after such sale.

    9.3 TERMINATION FOR CAUSE BY EITHER PARTY. Upon the occurrence of any of the following events, any party who is not in material default in the performance of its obligations under this Agreement shall be entitled to terminate this Agreement by giving written notice of its intention to terminate, specifying the effective date of termination, not less than sixty (60) days prior to the effective date of its termination.

         9.3.1 The other party (herein, a "defaulting party") has committed a material breach of any warranty, representation, or covenant or obligation under this Agreement, including the obligation to pay any amount owing under this Agreement when due, and such breach remains uncured for a period of not less than 60 days after written notice of default, specifying the nature thereof, has been given to the defaulting party.

         9.3.2    The other party becomes Insolvent.

    9.4 TERMINATION FOR CAUSE BY NASI. NASI may terminate this Agreement immediately upon an Event of Default pursuant to Section 5.1.4.

    9.5  RIGHTS AND DUTIES UPON TERMINATION.

         9.5.1 Subject to NASI's continuing rights under certain circumstances under Sections 5.1.2 and 5.1.5 hereof, upon termination of this Agreement for any reason:

                  A. The license granted pursuant to Section 2.1 and any sublicenses entered into by NASI shall automatically terminate.

                  B. Each party shall return to the providing party all copies of any Confidential Information that was provided by one party to the other during the course of this Agreement.

         9.5.2 Upon termination of this Agreement by NASI for breach by RADIOMED, in addition to NASI's right to begin manufacturing and distributing the Product pursuant to Section 4.9 hereof and/or pursuant to Sections 5.1.2 and
5.1.5 hereof, NASI shall be entitled to market and sell any existing inventory of the Product to the extent permitted by law until such inventory has been exhausted provided that such sales are made at prices and on terms that are consistent with RADIOMED's past practices.

         9.5.3 Each party shall continue to be bound by the provisions of this Agreement which, by their nature, extend beyond or cannot be fully performed prior to the effective date of termination, including (a) indemnification obligations and (b) provisions relating to the protection, nondisclosure and restrictions on use of Confidential Information, including any Confidentiality Agreements previously entered into by the parties.

    9.6 SURVIVAL OF REMEDIES. The termination of this Agreement pursuant to this Section shall be without prejudice to any rights or any remedies to which the terminating party is entitled, if any, due to the material breach by one of the parties of any warranty, representation or covenant made by the defaulting party under this Agreement.

10. GENERAL PROVISIONS

    10.1 NOTICES. Any notices permitted or required hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivery of a legible copy was made personally or by facsimile transmission, or
(b) on the third (3rd) business day after the date on which mailed by registered or certified mail, return receipt requested, addressed to the party for whom intended at the address set forth on the signature page of this Agreement or such other address, notice of which is given as provided herein.

    10.2 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective heirs, successors, assigns and legal representatives. No party hereto shall have the right to transfer or assign its interest in this Agreement, without the prior written authorization of the other party hereto, except that (a) either party may freely assign this Agreement to any Affiliate and (b) either party shall have the right to assign its rights and licenses and to delegate its duties under this Agreement to any third party who purchases substantially all of the business assets of the assignor or who succeeds to the business of the assignor by reason of a merger or consolidation. The assignment by either party of any rights under this Agreement shall not relieve the assigning party from any of its obligations under this agreement.

    10.3 FORCE MAJEURE. Neither of the parties shall be liable for any delay or default in performing its obligations hereunder if such delay or default is caused by Force Majeure, provided that the party so affected (a) promptly gives written notice of the occurrence of such event and the likely effects thereof, and (b) resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.

    10.4 GOVERNING LAW. This Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

    10.5 RESOLUTION OF DISPUTES. The parties hereto (a) mutually consent and submit to the jurisdiction of any state or federal court of competent jurisdiction located in the City of Los Angeles, State of California, in any action or proceeding arising out of or relating in any manner to this Agreement which is brought by RADIOMED, and to the jurisdiction of any state or federal court of competent jurisdiction located in the City of Boston, Commonwealth of Massachusetts in any action or proceeding arising out of or relating in any manner to this Agreement which is brought by NASI, (b) each waive any claim that any such respective state or federal court is an inconvenient forum, and
(c) each irrevocably agree that any and all actions or proceedings arising out of or relating to this Agreement or from transactions contemplated herein shall be exclusively heard only in such respective state or federal court.

    10.6 COSTS OF ENFORCEMENT. Should any action or proceeding be necessary to construe or enforce this Agreement, then the party prevailing in any such action or proceeding shall be entitled to recover all court costs and reasonable attorneys' fees, to be fixed by the court and taxed as part of any judgment entered therein, and the costs and fees incurred in enforcing or collecting any such judgment.

    10.7 INDEPENDENT CONTRACTORS. Each of the parties to this Agreement understands and stipulates that they are independent contractors, and that this Agreement is not intended and shall not be construed to make either party a partner, joint ventures, employee, agent, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto or to bind the other party hereto in any manner or thing whatsoever.

    10.8 COMPLETE AGREEMENT. This written instrument, together with any exhibits or appendices referred to herein, constitutes the entire understanding of the parties with respect to subject matter of this Agreement and it may not be amended except by an instrument in writing signed by the party alleged to he bound thereby.

IN WITNESS WHEREOF, both parties have executed this Exclusive Manufacturing and Supply Agreement as of the date first set forth above.



NORTH AMERICAN SCIENTIFIC, INC.        RADIOMED CORPORATION



By: /s/ L. Michael Cutrer               By: /s/ D.C. Freeman, Jr.
   ----------------------------------      ---------------------------------


Its:   President & CEO                 Its:   Chairman & CEO
    ---------------------------------      --------------------------------